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                                                                    EXHIBIT 99.1

[LOGO OF ESPERION THERAPEUTICS]

                                                           FOR IMMEDIATE RELEASE
CONTACT:
--------
Roger S. Newton, Ph.D.
President and Chief Executive Officer

Timothy M. Mayleben
Vice President, Finance and Chief Financial Officer
Phone:  (734) 332-0506


             ESPERION THERAPEUTICS, INC. ANNOUNCES THE ACQUISITION
                         OF TALARIA THERAPEUTICS, INC.

Ann Arbor, MI - October 5, 2000 - Esperion Therapeutics, Inc., (Nasdaq: ESPR), a pharmaceutical company focused on discovering and developing HDL-targeted therapies, today announced the acquisition of Talaria Therapeutics, Inc., a biotechnology company that researches and develops LUV (large unilamellar vesicles) technology for treating cardiovascular disease . This acquisition provides Esperion with additional intellectual property for the development of the Company's existing LUV product candidate. In addition, Esperion received Phase I clinical data from over 30 patients.

"We are pleased to have completed the acquisition of Talaria," said Roger S. Newton, Ph.D. President and CEO of Esperion. "Talaria's Phase I clinical data, intellectual property and inventory of LUV clinical material will strengthen Esperion's existing LUV program and allow the Company to initiate a Phase II clinical trial over the next several months. This places the LUV program several months ahead of schedule."

Under the terms of the agreement, all of the outstanding shares of stock of Talaria were exchanged for approximately 813,000 shares of Esperion common stock. In addition, Esperion is obligated to make certain contingent payments to Talaria stockholders based on the achievement of certain development milestones, and royalties on net sales of the LUVs.

In connection with the acquisition, Esperion expects to report a one-time, non-cash charge in the third quarter of 2000 of approximately $4.0 million, related to the write-off of in-process research and development of Talaria.

The acquisition, together with an amendment that will be executed to an existing license agreement with Inex Pharmaceuticals Corporation (TSE:IEX), successfully resolves the litigation that Talaria and Dr. Kevin Williams brought against Esperion, Inex and certain other parties.

                                    -more-
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ESPERION THERAPEUTICS, INC. ANNOUNCES THE ACQUISITION OF TALARIA
THERAPEUTICS, INC.
October 5, 2000
Page 2 of 2



"Esperion will work with the team from Talaria that has considerable expertise in the manufacturing and clinical development of the LUV technology", said Dr. Newton. "This collaboration will enhance our efforts to bring the LUVs through development."

Esperion Therapeutics, Inc. discovers and develops pharmaceutical products for the treatment of cardiovascular and metabolic diseases. Esperion intends to commercialize a novel class of drugs that focuses on a new treatment approach called "HDL Therapy," which is based on the Company's understanding of high density lipoprotein, or HDL, function. HDL is the primary facilitator of the reverse lipid transport, or RLT, pathway. The RLT pathway is responsible for removing excess cholesterol from arteries and other tissues and for its transport to the liver for elimination from the body. Esperion's goal is to develop drugs that exploit the beneficial functions of HDL within the RLT pathway. Esperion currently has five product candidates under development for the treatment of cardiovascular and metabolic diseases. Esperion successfully completed an initial public offering on August 9, 2000, and is listed on the Nasdaq National Market under the symbol "ESPR".

Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements regarding the progress of Esperion's products in development. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties that may cause actual results, performance or achievements, or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These include, for example, risks associated with the development of Esperion's product candidates, including regulatory approval, market acceptance, the Company's dependence on clinical research organizations, license arrangements and other strategic relationships, the Company's dependence on patents and proprietary rights, the Company's procurement, maintenance, enforcement and defense of its patents and proprietary rights, and risks related to manufacturing. These risks and uncertainties and other risks and factors are more fully described in the Company's Form S-1 Registration Statement.

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